EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement pertaining to the 2005 Non-Employee Director Fee Deferral Plan of our reports dated February 11, 2005, with respect to the consolidated financial statements of Eaton Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Eaton Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Eaton Corporation, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cleveland, Ohio
April 15, 2005